NSAR ITEM 77O
October 1, 2001 to March 31,2002
California Insured Tax Free  Fund
10f-3 Transactions


Underwriting#   Underwriting     Purchased From   Amount of      % of      Date of
                                                   Shares     Underwriting Purchase
                                                  Purchased


    1.          San Diego        Banc of America   1,595          0.90%    11/07/01

    2.       Dept of Veterans
                  Affairs
             State of California Bear, Stearns     2,000          1.80%    11/30/01

    3.       Anaheim Public
             Utility Authority   Salomon Smith     2,900          1.63%    02/22/02

    4.       California State
             Public Works        Goldman Sachs     2,500          1.33%    02/27/02



Underwriting Participant for #1

Banc of America Securities LLC
A.G. Edwards & Sons, Inc.
Salomon Smith Barney
Morgan Stanley
Stone & Youngberg LLC
The Chapman Company
Ramirez & Co., Inc.

Underwriting Participants for #2

Bear, Stearns & Co.
Lehman Brothers
Merrill Lynch & Co.
First Albany Corp.
Great Pacific Fixed Income Securities Inc.
Mischler Financial Group, Inc.
Morgan Stanley
M.R. Beal & Company
Pacific American Securities LLC
Roberts & Ryan Investments Inc.
Salomon Smith Barney
Siebert Brandford Shank & Co.
Sutro & Co. Incorporated


Underwriters for #3

Salomon Smith Barney Inc.
UBS PaineWebber Inc.
A.G. Edwards & Sons, Inc.
Banc of America Securities LLC
Morgan Stanley & Co.
Ramirez & Co. Inc.
Siebert Brandford Shank & Co.

Underwriters for #4

Goldman, Sachs & Co.
First Albany Corporation
Morgan Stanley & Co., Incorporated
Banc of America Securities LLC
City National Securities, Inc.
Great Pacific Fixed Income Securities Inc.
Loop Capital Markets
Merrill Lynch & Co.
Roberts & Ryan Investments Inc.
Salomon Smith Barney
Siebert Brandford Shank & Co.
Stone & Youngberg LLC
The Chapman Company
UBS PaineWebber Inc.